Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	May-05	Apr-05	Mar-05
Yield	16.52%	15.54%	17.18%
Less: Coupon	3.34%	3.28%	3.17%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.37%	5.10%	4.61%
Excess Spread	6.31%	5.66%	7.90%

Three Month Average Excess Spread	6.62%	6.65%	6.42%

Delinquency:
30 to 59 days	1.08%	1.12%	1.11%
60 to 89 days	0.71%	0.77%	0.72%
90 + days	1.44%	1.59%	1.66%
Total	3.23%	3.48%	3.49%

Payment Rate	19.12%	16.90%	19.09%